SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

PATCH INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-28627 (Commission File Number)	87-0393257 (IRS Employer Identification No.)

1220 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8 Canada

(Address of principal executive offices)(Zip Code)

(604) 688-2790

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 1, 2006, Patch International Inc. (“Patch”) entered into an agreement with Damascus Energy Inc., a private corporation incorporated under the laws of Alberta (“Damascus”), providing for the acquisition of Damascus by Patch. It is proposed that Patch, or a wholly-owned subsidiary of Patch, would acquire all of the issued and outstanding common shares of Damascus in consideration for, directly or indirectly, 11,576,489 common shares of Patch (the “Acquisition”). It is proposed that all of the shares issued to the Damascus shareholders will be registered. As Patch currently has 15,761,774 common shares issued and outstanding and 25,000,000 common shares authorized, Patch will need to increase the number of authorized common shares.

Michael S. Vandale, a director of Patch’s wholly-owned subsidiary, is the President of Damascus. At the closing of the Acquisition, Mr. Vandale and Bounty Developments Ltd. will have direct or indirect or beneficial control over not less than 58% of the issued and outstanding Damascus shares immediately prior to the closing of the Acquisition.

Completion of the Acquisition is contingent upon the satisfaction of a number of conditions, including Damascus delivering to Patch an originally executed farmout agreement between Damascus and Bounty Development Ltd. evidencing that Damascus has the right to earn up to an 80% working interest in the Dover Oil Sands Project, located in the Fort McMurray area of central Alberta, Canada (the “Farmout”). The Dover Oil Sands Project consists of 32 contiguous square miles of land approximately 40 miles northwest of Fort McMurray, representing 20,840 acres. The Farmout agreement provides that Damascus will earn a 30% undivided working interest in the Dover Oil Sands Project upon payment of Cdn.$7,581,500 to Bounty on or before December 15, 2006, reimbursement to Bounty on or before December 15, 2006 for all expenditures made to date on the Project, and issuance of 4,425,231 Damascus common stock to Bounty. Damascus would then be able to earn an additional 50% in the Project subject to spudding 16 evaluation wells at mutually agreeable locations and completion of a 2D seismic program on the properties on or before March 31, 2007.

Completion of the Acquisition is also contingent upon Damascus having a minimum net cash position of Cdn.$1,860,000 (being cash on hand less all liabilities other than those incurred in contemplation of the completing the Acquisition or the Farmout) and Patch having (i) a minimum net cash position of U.S.$2,349,950, (ii) direct or indirect or beneficial control over not less than 2,400,000 ordinary shares of Pharmaxis Ltd., an Australian company listed on the Australian Stock Exchange, and (iii) no debt other than ordinary course trade payables of approximately U.S.$125,000, contractual obligations of which approximately U.S.$1,000,000 are payable within the next 30 days, lease obligations totalling Cdn.$175,920 and tax liabilities estimated at U.S.$2,371,349.

Patch and Damascus intend to enter into a Share Exchange Agreement no later than December 14, 2006 containing the terms and conditions set forth in the agreement.

It is contemplated that at closing, all of the existing officers and directors of Patch and its subsidiaries will resign and that Michael Vandale and other persons will be appointed to serve as directors of Patch. Also, Mr. Vandale will be appointed President and Chief Executive Officer of Patch and Donald B. Edwards of Calgary, Alberta will be appointed Corporate Secretary of Patch.

Patch advanced Damascus U.S.$150,000 as a non-interest bearing loan, which shall be forgiven upon closing of the Acquisition. If the Acquisition is not completed due to actions or inactions of Patch, the loan will be forfeited to Damascus as liquidated damages. If the Acquisition is not completed due to actions or inactions of Damascus or by mutual agreement, the loan will be due and payable effective as of the termination date.

This summary description of the agreement does not purport to be complete and is qualified in its entirety by reference to the document that is filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
10.1	Letter agreement with Damascus Energy Inc. dated December 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATCH INTERNATIONAL INC.
December 8, 2006	By: /s/ John P. Thornton John P. Thornton, President

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